Exhibit 10.18
SECOND AMENDMENT TO LEASE AGREEMENT
     THIS SECOND AMENDMENT TO LEASE AGREEMENT (this “Amendment”) is entered into between CFO2 AUSTIN, LLC, a Delaware limited liability company (“Landlord”), and RULES BASED MEDICINE, INC., a Delaware corporation (“Tenant”), with reference to the following:
     A. STAG Investors 2000, Ltd. (predecessor-in-interest to Landlord) and Tenant entered into that certain Lease Agreement dated March 18, 2003; and Landlord and Tenant entered into that certain First Amendment to Lease Agreement dated April 2007 (as amended, the “Lease”), currently covering approximately 8,562 rentable square feet on the first floor (the “Premises”) of the building known as Stonecreek Park, Austin, Texas (the “Building”).
     B. Landlord and Tenant now desire to further amend the Lease as set forth below. Unless otherwise expressly provided in this Amendment, capitalized terms used in this Amendment shall have the same meanings as in the Lease.
     FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree as follows:
1. Second Expansion Space. Landlord leases to Tenant and Tenant leases from Landlord approximately 6,052 rentable square feet of space (the “Second Expansion Space”) located on the first (Ist) floor of the Building as shown on the attached Exhibit “A”, which is incorporated into this Amendment for all purposes. The floor plan drawing attached to the Lease as Exhibit “A” is deleted and replaced by Exhibit “B” attached to this Amendment, and the term “Premises” as used in the Lease means and includes approximately 14,614 rentable square feet of space, being the sum of the rentable square footage of the current Premises (8,562 rentable square feet) and the Second Expansion Space. The lease of the Second Expansion Space is subject to all of the terms and conditions of the Lease currently in effect, except as modified in this Amendment.
2. Base Rent. Commencing on the Second Expansion Space Commencement Date (as defined in Paragraph 4(b) below) and continuing through the term of the Lease, Tenant shall, at the time and place and in the manner provided in the Lease, pay to Landlord as Base Rent for the Second Expansion Space the amounts set forth in the following rent schedule, plus any applicable tax thereon:
SECOND EXPANSION SPACE

		ANNUAL BASE RENT	MONTHLY
FROM	THROUGH	PER SQUARE FOOT	BASE RENT
SESCD*	January 31, 2009	$15.75	$7,943.25
February 1, 2009	May 31, 2009	$16.50	$8,321.50
June 1, 2009	May 31, 2010	$17.00	$8,573.67
June 1, 2010	May 31, 2011	$17.50	$8,825.83
June 1, 2011	May 31, 2012	$18.00	$9,078.00

*	SESCD -Second Expansion Space Commencement Date

3. Escrow Deposits.
     (a) Commencing on the Second Expansion Space Commencement Date, Tenant’s Proportionate Share payable under Paragraph 2C of the Lease shall be increased to take the Second Expansion Space into consideration.
     (b) Effective as of the Second Expansion Space Commencement Date, the term “Taxes” as used in the Lease shall include any tax against the business of owning or leasing the Project and Premises, or any portion thereof, including any gross margins, franchise or similar tax payable by Landlord which is attributable to rent or other revenue derived from the Project and Premises.
4. Condition of Second Expansion Space.
     (a) Tenant currently occupies approximately 1,317 rentable square feet of the Second Expansion Space (the “Subleased Premises”) pursuant to that certain Sublease Agreement dated November 1, 2006, between Tenant and Biophysical Corporation. Tenant accepts the Second Expansion Space in its “as-is” condition. Tenant acknowledges that Landlord has not undertaken to perform any modification, alteration or improvement to the Second Expansion Space or the Premises. By remaining in possession of the Subleased Premises and taking possession of the remaining portion of the Second Expansion Space, Tenant waives (i) any claims due to defects in the second expansion space; and (ii) all express and implied warranties of suitability, habitability and fitness for any particular purpose. Tenant waives the right to terminate the Lease due to the condition of the Second Expansion Space.
     (b) The term “Second Expansion Space Commencement Date”means the later of (i) September 1, 2008, and (ii) the date Landlord delivers the Second Expansion Space (excluding the Second Expansion Space) to Tenant. Subject to Paragraph 6 below, if Landlord is delayed in delivering possession of the Second Expansion Space due to any reason, including the holdover or unlawful possession of such space by any third party, or for any other reason, such delay shall not be a default by Landlord, render the Lease void or voidable, or otherwise render Landlord liable for damages.
5. Parking. In addition to the spaces provided in Paragraph 8C of the Lease, and subject to the terms and conditions set forth therein, as of the Second Expansion Space Commencement Date, Tenant shall have the non-exclusive right to use, free of charge, an additional 23 unreserved spaces and an additional 4 reserved spaces. Upon the Second Expansion Commencement Date, Tenant shall have a total of 54 unreserved spaces and 11 reserved spaces to use free of charge.
6. Method of Calculation. The Lease is amended to provide that a new Paragraph 25Q is added as follows:
     Q. Method of Calculation. Tenant is knowledgeable and experienced in commercial transactions and does hereby acknowledge and agree that the provisions of this Lease for determining charges and amounts payable by Tenant are commercially reasonable and valid and constitute satisfactory methods for determining such charges and amounts as required by Section 93.012 of the Texas Property Code, Tenant further voluntarily and knowingly waives (to the fullest extent permitted by applicable law) all rights and benefits of Tenant under such section, as it now exists or as it may be hereafter amended or succeeded.
7. Contingency. This provisions of this Amendment are contingent on Landlord terminating the possessory rights of the current tenant of the Second Expansion Space (which may include entering into a lease termination agreement, on terms acceptable to Landlord in its sole discretion, with such tenant), and the surrender of the Second Expansion Space (excluding the Subleased Premises) by the current tenant. If Landlord is unable to terminate the possessory rights of the current tenant and take possession of the Second Expansion Space (excluding the Subleased Premises) within 60 days of the date of this Amendment, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.
8. Consent. This Amendment is subject to, and conditioned upon, any required consent or approval being unconditionally granted by Landlord’s mortgagee(s). If any such consent shall be denied, or granted subject to an unacceptable condition, this Amendment shall be null and void and the Lease shall remain unchanged and in full force and effect.
9. No Broker. Tenant represents and warrants that it has not been represented by any broker or agent in connection with the execution of this Amendment. Tenant shall indemnify and hold harmless Landlord and its designated property management, construction and marketing firms, and their respective partners, members, affiliates and subsidiaries, and all of their respective officers, directors, shareholders, employees, servants, partners, members, representatives, insurers and agents from and against all claims (including costs of defense and investigation) of any broker or agent or similar party claiming by, through or under Tenant in connection with this Amendment.
10. OFAC List Representation. Tenant hereby represents and warrants to Landlord that neither Tenant nor any of its officers, directors, shareholders, partners, members or affiliates is or will be an entity or person: (a) that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order 13224 issued on September 24, 2001 (“EO 13224”); (b) whose name appears on the United States Treasury Department’s Office of Foreign Assets Control (“OFAC”) most current list of “Specifically Designated National and Blocked Persons” (which list may be published from time to time in various mediums including, but not limited to, the OFAC website, http:www.treas.gov/ofac/t 11 sdn.pdf); (c) who commits, threatens to commit or supports “terrorism,” as that term is defined in EO 13224; or (d) who is otherwise affiliated with any entity or person listed above.
11. Time of the Essence. Time is of the essence with respect to Tenant’s execution and delivery to Landlord of this Amendment. If Tenant fails to execute and deliver a signed copy of this Amendment to Landlord by 5:00 p.m. (in the city in which the Premises is located) on August 29, 2008, this Amendment shall be deemed null and void and shall have no force or effect, unless otherwise agreed in writing by Landlord. Landlord’s acceptance, execution and return of this Amendment shall constitute Landlord’s agreement to waive Tenant’s failure to meet such deadline.
12. Miscellaneous. This Amendment shall become effective only upon full execution and delivery of this Amendment by Landlord and Tenant. This Amendment contains the parties’ entire agreement regarding the subject matter covered by this Amendment, and supersedes all prior correspondence, negotiations, and agreements, if any, whether oral or written, between the parties concerning such subject matter. There are no contemporaneous oral agreements, and there are no representations or warranties between the parties not contained in this Amendment. Except as modified by this Amendment, the terms and provisions of the Lease shall remain in full force and effect, and the Lease, as modified by this Amendment, shall be binding upon and shall inure to the benefit of the parties hereto, their successors and permitted assigns.
[Signatures to follow]

LANDLORD AND TENANT enter into this Amendment on 9/2, 2008.

LANDLORD: CFO2 AUSTIN, LLC, a Delaware limited liability company
By:	/s/ David Ho
David Ho, Vice President

TENANT: RULES BASED MEDICINE, INC., a Delaware corporation
By:	/s/ Patrick S. McClain
	Name:	Patrick S. McClain
	Title:	V P & CFO

EXHIBIT “A”
EXPANSION SPACE

EXHIBIT “B”
PREMISES
Approximately 14,614 rentable square feet in that certain office building known as Stonecreek Park with a street address of 3300 Duval Road, Suites 110 and 150, Austin, Texas 78759, situated upon that certain tract, piece or parcel of real property located in Austin, Travis County, Texas, and being more particularly described as Lot One, Block E, North Loop Business Park, Section Two. The Premises are more particularly depicted below: